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                                                                     EXHIBIT 5.1


                                  May 18, 1999



Weeks Corporation
4497 Park Drive
Norcross, Georgia 30093

     Re:  Weeks Corporation --
          Registration Statement on Form S-3
          ----------------------------------

Ladies and Gentlemen:

          We have acted as counsel for Weeks Corporation, a Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering from time to time by certain shareholders of the Company, as set forth in the prospectus contained in the Registration Statement (the "Prospectus") and as to be set forth in one or more supplements to the Prospectus (each such supplement, a "Prospectus Supplement"), of up to (i) 2,359,882 shares of the Company's common stock, par value $.01 per share ("Common Stock"), (ii) 1,400,000 shares of the Company's 8% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), and (iii) 2,600,000 shares of the Company's 8.625% Series D Cumulative Redeemable Preferred Stock, par value $.01 per share ("Series D Preferred Stock").

          In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of officers of the Company and of public officials.

          This opinion is limited in all respects to the federal laws of the United States of America and the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
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Weeks Corporation
May 18, 1999
Page 2

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           Based upon the foregoing, and the other limitations and
qualifications set forth herein, we are of the opinion that:

     (i) The Company is a corporation validly existing and, based solely on a certificate of the Secretary of State of the State of Georgia, in good standing under the laws of the State of Georgia.

     (ii) Upon the issuance and sale of the shares of Common Stock as described in the Registration Statement, such shares will be validly issued, fully paid and nonassessable.

     (iii) Upon the issuance and sale of the shares of Preferred Stock as described in the Registration Statement, such shares will be validly issued, fully paid and nonassessable.

           This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

           We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus that is included in the Registration Statement.

                         Very truly yours,

                         /s/ King & Spalding